Exhibit 99.1

Alpha Pro Tech
L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2011

Quarterly Net Income Increased 99.0% to $386,000 from $194,000 in the 2010 Third Quarter

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

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For the quarter ended September 30, 2011, Building Supply segment sales increased by 8.2% to $5.7 million, compared to $5.3 million for the quarter ended September 30, 2010; the Building Supply segment now comprises 56.6% of total revenues.

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For the quarter ended September 30, 2011, net income increased 99.0% to $386,000 from $194,000 in the 2010 third quarter.  Net income as a percentage of sales increased to 3.8% from 1.9% in the 2010 third quarter.

●	Inventory decreased by $3.1 million, or 18.0%, to $14.2 million as of September 30, 2011 from $17.3 million as of December 31, 2010; inventory decreased in all three sales segments.

Nogales, Arizona – November 9, 2011 Alpha Pro Tech, Ltd. (NYSE Amex: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine months ended September 30, 2011.

Consolidated sales for the third quarter decreased 2.0% to $10.1 million from $10.3 million in the comparable quarter of 2010. Sales for the Disposable Protective Apparel segment for the three months ended September 30, 2011 decreased by 12.4% to $3.3 million, compared to $3.7 million for the same period of 2010. Building Supply segment sales for the three months ended September 30, 2011 increased by 8.2% to $5.7 million, compared to $5.3 million for the same period of 2010. The sales mix of the Building Supply segment for the three months ended September 30, 2011 was 72% for synthetic roof underlayment and 28% for housewrap. This compared to 68% for synthetic roof underlayment and 32% for housewrap for the third quarter of 2010. Infection Control segment sales for the three months ended September 30, 2011 decreased by 13.5% to $1.1 million, compared to $1.3 million for the same period of 2010. Mask sales were down by 5.9% to $766,000, shield sales were down by 5.6% to $361,000 and medical bed pad and pet bed sales were down by $107,000 to $0, as this product line was sold in the first quarter of 2011.

Al Millar, President of Alpha Pro Tech, commented, “The third quarter Disposable Protective Apparel sales of $3.3 million represents our strongest quarter in the past four quarters and represents a 13.6% sequential increase from our second quarter of 2011.  We have re-positioned our expense structure and business model company-wide to provide significant leverage on incremental sales and this is evident in the 99.0% increase in net income for the quarter as compared to the 2010 third quarter , despite a 2.0% reduction in revenue.”

Mr. Millar concluded, “Our year to date Building Supply segment revenue is growing even during the current weak building market and difficult economic environment. When the housing market starts to rebound, we expect to be in a position to benefit from the significant growth opportunities.  We believe that we are in a very good position to capitalize on considerable growth opportunities for our REX™ SynFelt synthetic roof underlayment as the market continues to evolve from felt paper.  The launch of our non-perforated breathable housewrap, REX™ Wrap Fortis has been slower than anticipated, but is expected to start contributing more significantly to sales in 2012.  In addition, we plan to continue to evolve our product offering in 2012. We remain optimistic about the future of this segment as our distribution channel strategy continues to strengthen.”

Consolidated sales for the nine months ended September 30, 2011 decreased 11.6% to $29.3 million from $33.2 million in the comparable period of 2010. This decrease resulted from decreased sales in the Infection Control and Disposable Protective Apparel segments, offset primarily by increased sales in the Building Supply segment.

Sales for the Disposable Protective Apparel segment for the nine months ended September 30, 2011 decreased 33.5% to $9.0 million, compared to $13.6 million for the same period of 2010.  Building Supply segment sales for the nine months ended September 30, 2011 increased by 12.7% to $16.8 million, compared to $14.9 million for the same period of 2010. The sales mix of the Building Supply segment for the nine months ended September 30, 2011 and 2010 was 69% for synthetic roof underlayment and 31% for housewrap. Infection Control segment sales for the nine months ended September 30, 2011 decreased by 25.2% to $3.5 million, compared to $4.6 million for the same period of 2010. Mask sales were down by 28.7% to $2.3 million, medical bed pads and pet beds were down 73.9% to $0.1 million, as the product line was sold in the first quarter of 2011 and shield sales were up by 2.4% to $1.1 million. The overall mask sales decrease for the first nine months of 2011 was primarily due to a decline in industrial mask sales as a result of our previous largest industrial distributor launching its own line of masks, as well as a decline in medical mask sales.

Gross profit for the three months ended September 30, 2011 decreased 3.1% to $3.7 million, or 36.3% gross profit margin, from $3.8 million, or 36.7 % gross profit margin, for the same period in 2010. Gross profit for the nine months ended September 30, 2011 decreased 16.8% to $10.8 million, or 36.9% gross profit margin, from $13.0 million, or 39.2% gross profit margin, for the same period of 2010.

Gross profit margin for the three and nine months ended September 30, 2011 was negatively affected by the change in product mix in which Building Supply segment sales, which have lower margins, increased as a percentage of total sales. For the nine months ended September 30, 2011, gross margin in the Disposable Protective Apparel segment, although similar to the average of the prior four quarters, was down as compared to the same period of 2010 due to competitive pricing pressures from our former largest distributor.

Selling, general and administrative expenses decreased by 10.2% to $3.0 million for the third quarter of 2011 from $3.4 million for the same quarter last year. Expenses in all three segments were down in the third quarter of 2011 as compared to the same period of 2010.  As a percentage of net sales, selling, general and administrative expenses decreased to 29.8% for the three months ended September 30, 2011 from 32.6% for the same period of 2010.

Selling, general and administrative expenses for the nine months ended September 30, 2011 decreased by 9.1% to $9.7 million from $10.7 million for the same period last year.  Expenses in the Disposable Protective Apparel and Infection Control segments as well as corporate unallocated expenses were down, partially offset by an increase in expenses in the Building Supply segment.  As a percentage of net sales, selling, general and administrative expenses increased to 33% for the nine months ended September 30, 2011 from 32.1% for the same period of 2010.

Net income increased 99.0% for the three months ended September 30, 2011 to $386,000, compared to $194,000 for the three months ended September 30, 2010. Net income as a percentage of net sales for the three months ended September 30, 2011 and 2010 was 3.8% and 1.9%, respectively. Basic and diluted income per common share for the three months ended September 30, 2011 and 2010 were $0.02 and $0.01, respectively.

Net income decreased 53.8% for the nine months ended September 30, 2011 to $578,000, compared to $1.3 million for the nine months ended September 30, 2010. Net income as a percentage of net sales for the nine months ended September 30, 2011 and 2010 was 2.0% and 3.8%, respectively. Basic and diluted income per common share for the nine months ended September 30, 2011 and 2010 were $0.03 and $0.06, respectively.

The consolidated balance sheet remained strong with a current ratio of 30:1 as of September 30, 2011, compared to 39:1 as of December 31, 2010. The Company completed the quarter with working capital of $29.8 million.

Lloyd Hoffman, Chief Financial Officer, commented, “Cash and cash equivalents increased by 35.8%, or $1.9 million, to $7.2 million as of September 30, 2011, compared to $5.3 million as of December 31, 2010. The increase in cash and cash equivalents was due to cash provided by operating activities of $2.8 million, partially offset by cash used in financing activities of $854,000 and cash used in investing activities of $4,000.   Inventory decreased by $3.1 million, or 18.0%, to $14.2 million as of September 30, 2011 from $17.3 million as of December 31, 2010. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $2.1 million, or 30.5%, to $4.7 million. Inventory for the Infection Control segment decreased by $731,000, or 15.8%, to $3.9 million. In addition, inventory for the Building Supply segment decreased by $320,000, or 5.4%, to $5.6 million. From a cash flow perspective, the inventory net change of $2.9 million is comprised of the balance sheet inventory net change of $3.1 million, less the $181,000 of inventory sold through the sale of the pet bed and medical bed pad lines.”

Mr. Hoffman concluded, “As of September 30, 2011, we had $2.0 million available for additional common stock purchases under our repurchase program. For the three months ended September 30, 2011, we repurchased 620,665 shares of common stock at a cost of $728,000. For the nine months ended September 30, 2011, we repurchased 730,428 shares of common stock at a cost of $857,000. As of September 30, 2011, we had repurchased a total of 6,924,228 shares of common stock at a cost of $8.515 million through our repurchase program. We retire all common stock upon its repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility.  The Company believes that cash generated from operations, current cash balances and the funds available under its credit facility will be sufficient to satisfy projected working capital and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.
Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2011	December 31, 2010 (1)

Assets
Current assets:
Cash and cash equivalents	$7,218,000	$5,316,000
Accounts receivable, net of allowance for doubtful accounts of $66,000 as of September 30, 2011 and $77,000 as of December 31, 2010	4,794,000	3,816,000
Inventories	14,206,000	17,318,000
Prepaid expenses and other current assets	4,029,000	3,719,000
Deferred income tax assets	522,000	443,000
Total current assets	30,769,000	30,612,000

Property and equipment, net	3,799,000	4,162,000
Goodwill	55,000	55,000
Intangible assets, net	137,000	164,000
Equity investments in and advances to unconsolidated affiliates	2,309,000	1,941,000
Total assets	$37,069,000	$36,934,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$509,000	$487,000
Accrued liabilities	507,000	296,000
Total current liabilities	1,016,000	783,000
Deferred income tax liabilities	599,000	639,000
Total liabilities	1,615,000	1,422,000

Shareholders’ equity:
Common stock, $0.01 par value: 50,000,000 shares authorized; 21,707,190 and 22,424,285 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	217,000	224,000
Additional paid-in capital	22,875,000	23,504,000
Retained earnings	12,362,000	11,784,000
Total shareholders’ equity	35,454,000	35,512,000
Total liabilities and shareholders’ equity	$37,069,000	$36,934,000

(1)      The condensed consolidated balance sheet as of December 31, 2010 has been prepared using information from the audited balance sheet as of that date.

Condensed Consolidated Income Statements (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$10,120,000	$10,325,000	$29,342,000	$33,175,000

Cost of goods sold	6,449,000	6,537,000	18,528,000	20,177,000

Gross profit	3,671,000	3,788,000	10,814,000	12,998,000

Expenses:
Selling, general and administrative	3,017,000	3,361,000	9,694,000	10,663,000
Depreciation and amortization	167,000	201,000	616,000	627,000
Total expenses	3,184,000	3,562,000	10,310,000	11,260,000

Income from operations	487,000	226,000	504,000	1,708,000

Other income:
Equity in income of unconsolidated affiliates	134,000	90,000	368,000	262,000
Net gain on sales of assets	-	-	41,000	-
Interest, net	7,000	5,000	22,000	20,000
Total other income	141,000	95,000	431,000	282,000
Income before provision for income taxes	628,000	321,000	935,000	1,990,000

Provision for income taxes	242,000	127,000	357,000	738,000

Net income	$386,000	$194,000	$578,000	$1,252,000

Earnings per common share:
Basic	$0.02	$0.01	$0.03	$0.06
Diluted	$0.02	$0.01	$0.03	$0.06

Shares used in computing earnings per share:
Basic	22,052,822	22,424,285	22,303,561	22,423,955
Diluted	22,052,822	22,424,285	22,891,309	22,724,272